GOLDSTEIN and MORRIS
CERTIFIED PUBLIC ACCOUNTANTS, P.C.
501 FIFTH AVENUE
NEW YORK, N.Y. 10017


ALBERT M. GOLDSTEIN				TELEPHONE (212) 682-3378
EDWARD B. MORRIS				FAX (212) 599-6438
ALAN J. GOLDBERGER


						May 10, 1995



United States Securities and Exchange Commission
Washington, D.C.  20549

Re:  Management Technologies, Inc. Commission File No. 0-17206

Gentlemen:

The within is to confirm that the undersigned has been provided with the 8-K Current Report dated May 9, 1995 by Management Technologies, Inc., and has reviewed Item 4 of said Report.

We do not disagree with the disclosure contained in Item 4 and do not have any dispute with the Registrant concerning its accounting practices.

						Very truly yours,


      /s/ Goldstein & Morris
						Goldstein and Morris